News Release

General Metals Completes Acquisition of 150 Sq. Km. Nyhinahin Mining Concession near Bibiani, Ghana, West Africa

Reno, NV: General Metals Corporation (OTCBB: GNLM) March 20, 2007. The Company is pleased to announce that effective March 15, 2007, it has completed the acquisition of 100% interest in Mikite Gold Resources (”Mikite”), a Ghanaian corporation with exclusive exploration rights to the Nyinahin Mining Concession near Bibiani, Ghana. The Mineral rights are for gold, diamonds and base metals.

The 150 square kilometer Nyinahin mining concession is located between two geological gold belts, the Bibiani Belt to the west and the Asankrangwa to the east. The property shares borders with several major mining companies, including Newmont Mining, Napoli Gold and Dunkwa Continental Goldfields. The district is home to the famous Ashanti Goldfields-Obuasi Mines and is one of the most active exploratory areas in the world. Newmont Mining, alone, plans to spend three billion dollars exploring for gold and developing gold mines in Ghana.(See www.newmont.com )

A preliminary survey by Geodita Resources LTD, Ghana, indicates that the Nyinahin Concession has significant potential for lode gold mineralization and for recovery of alluvial gold. There are 3 major anomalous zones: Owusbukurom anomaly in the center Ntoboroso anomaly in the southeast and the Krakyekurom anomaly in the southwest. There are 4 known mineralized trends: Baaneekurom-Nyinahin, Ntoboroso, Owusukurom-Adupiri and Krakyekurom-Adupiri. The reconnaissance has also shown several abandoned surface mines that are yet to be investigated due to time and budget constraints of the current owners. Further details of the acquisition will be in the Company’s 8-K to be filed in the next few days.

The terms of acquisition require General Metals to issue 1,000,000 restricted common shares with 1,000,000 share purchase warrants attached, priced @ $0.26 for a period of 2 years in satisfaction of full and complete payment for 100% interest in the above concession. General Metals plans to take over operations immediately and has budgeted $260,000US for exploration over the next 2 years based upon geologist’s recommendations. The former owners and new GNLM shareholders have expressed their interest in exercising the warrants to provide funding for the exploration campaign, but are not required to do so by the agreement.

Steve Parent, General Metals President and CEO comments: “We have been studying concessions in Ghana for nearly a year now and have elected to start operations in the Nyinahin Concession. This acquisition gives us an operational Ghanian corporation and a group of interested shareholders familiar with the area to assist in the development. This infrastructure will enable us to aggressively seek to acquire additional mining properties here as they become available. We are currently reviewing a fully permitted gold mine that may be available on favorable terms that is in the Confidentially stage at this time. Having Newmont as a neighbor gives us added confidence as well.”

About General Metals: We currently control 100% of The Independence claims which are completely surrounded by Newmont Mining’s Phoenix Mine www.newmont.com and is a 240-acre island with legal access. From 1983 – 1997 there were several exploration campaigns conducted by Noranda, Teck Exploration, Northern Dynasty and Great Basin Minerals which resulted in about 80 reverse circulation and core drill holes being drilled and reported. The 1997 Carrington Report, the 1997 Akright Report, the 2006 Carew Report and the 2005 Frost and Larsen findings are available for review in their entirety at the Company’s office in Reno, Nevada. An Executive Summary is available on the Company’s website www.generalmetalscorporation.com

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The Company has an initial exploration budget for the Independence Mine of $1,350,000 which will be expended for geology, geophysics, phase 1 drilling and early permitting.

Targeted recovery: 235,000 oz. of gold and 2.5 million oz. of silver.

Notice Regarding Forward Looking Statements:

This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, any exploration or expenditures by Newmont Mining in Ghana, the mineralization of the Nyhinahin Concession, the budget for, and any exploration of, the Mining Concession to be acquired, the exercise of any currently outstanding share purchase warrants, that an estimated 235,000 ounces of gold and 2,500,000 ounces of silver are contained in the mineralized material in the Independence Mine target, and the budget, expenses and permitting associated with any Phase 1 drilling program.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with mineral exploration. We are not in control of metals prices and these could vary to make development uneconomic. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-KSB for the 2006 fiscal year, our quarterly reports on Form 10-QSB and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contact: Steve Parent, CEO

General Metals Corporation

generalmetals@hotmail.com

775.686.6078 office

775.721.6428 cell

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